Exhibit 99.1

LookSmart Reports Fourth Quarter and Full Year 2010 Results

-Achieves Net Income for Third Consecutive Quarter-

-$0.7 Million Cash Generated from Operating Activities-

SAN FRANCISCO, February 8, 2011—LookSmart, Ltd. (NASDAQ: LOOK), an online search advertising network solutions company, today announced financial results for the fourth quarter and full year ended December 31, 2010.

Revenues for the fourth quarter of 2010 were $9.9 million, compared to $12.8 million in the fourth quarter of 2009 and $11.3 million in the third quarter of 2010. Net income for the fourth quarter of 2010 was $0.1 million, or $0.01 per diluted share. This compares to a net loss for the fourth quarter of 2009 of $0.9 million, or ($0.05) per diluted share. Net income for the third quarter of 2010 was $0.7 million, or $0.04 per diluted share.

Income from continuing operations for the fourth quarter of 2010 was $31,000. This compares to a loss from continuing operations in the fourth quarter of 2009 of $1.0 million. Income from continuing operations for the third quarter of 2010 was $0.6 million.

For the full year 2010, revenues were $47.5 million, compared to $51.8 million in 2009. Gross margin improved to 39.3% in 2010, compared to 35.6% in 2009. Income from continuing operations in 2010 was $0.6 million, compared to a loss of $6.8 million in 2009. Net income in 2010 was $1.0 million, or $0.06 per diluted share, compared to a net loss of $6.2 million, or ($0.36) per diluted share in 2009.

Commenting on the results, Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer said, “As we previously announced, our fourth quarter revenue was negatively impacted by the Yahoo!-Bing Search Alliance integration that was implemented during the quarter. We continue to work diligently with our customers to help them develop strategies to adjust to the integration and restore their revenue streams.”

Dr. Dexmier continued, “We are pleased that we returned to profitability in 2010, but our revenues fell short of our goal. We have accelerated our revenue growth plan, leveraging our new pricing models, and have taken action to reduce our operating costs by realigning our human capital to better serve our restructured business model. We believe that these steps, in addition to improvements in traffic quality that we made over the course of 2010, will position our business for growth and profitability.”

Revenues from the Company’s Advertiser Network were $9.4 million in the fourth quarter of 2010, a decrease of 21% from $11.9 million in the fourth quarter of 2009 and a decrease of 9% from $10.4 million in the third quarter of 2010. Revenues from the Company’s Publisher Solutions were $0.5 million in the fourth quarter of 2010, a decrease of 46% from $0.8 million in the fourth quarter of 2009 and a decrease of 48% from $0.9 million in the third quarter of 2010.

Gross margin from continuing operations increased to 40% in the fourth quarter of 2010 from 33% in the fourth quarter of 2009, and decreased from 44% in the third quarter of 2010. The decrease in margin quarter over quarter in 2010 was due primarily to the comparatively lower fourth quarter Publisher Solutions revenue.

Total operating expenses in the fourth quarter of 2010 were $3.9 million, which includes $0.1 million of non-cash, share-based compensation. Operating expenses for the fourth quarter of 2009 were $5.3 million, which includes $0.2 million of non-cash, share-based compensation charges, $0.2 million of severance expense and $0.1 million of non-cash impairment charges. Operating expenses for the third quarter of 2010 were $4.3 million, which includes $0.2 million of non-cash, share-based compensation. The Company’s lower operating expenses on a year-over-year basis include the benefit of the relocation of headquarters in November 2009.

Non-GAAP net income (net income before discontinued operations and excluding stock based compensation) for the fourth quarter of 2010 was $0.2 million compared to a non-GAAP net loss of $0.7 million in the fourth quarter of 2009. Non-GAAP net income for the third quarter of 2010 was $0.9 million.

An explanation of LookSmart’s use of non-GAAP financial measures, including the limitations of such measures relative to GAAP measures and reconciliation between GAAP and non-GAAP measures where appropriate, is included later in this release.

Capital expenditures, including capitalization of internally developed software, in the fourth quarter of 2010 were $0.3 million, compared to $0.7 million in the fourth quarter of 2009, and $0.2 million in the third quarter of 2010. Depreciation and amortization from continuing operations in the fourth quarter of 2010 was $0.7 million, flat compared the fourth quarter of 2009 and the third quarter of 2010.

The Company ended the year with $26.9 million in cash, cash equivalents, and investments, compared to $27.7 million at December 31, 2009 and $26.8 million at September 30, 2010. Net cash provided by operating activities for the three months ended December 31, 2010 was approximately $0.7 million.

Q4 2010 Key Metrics Performance

•	Total paid clicks for the fourth quarter of 2010 were 145 million, compared to 243 million for the fourth quarter of 2009 and 175 million for the third quarter of 2010.

•	Average Advertising Network revenue per click (RPC) for the fourth quarter of 2010 was $0.065, an increase from $0.049 in the fourth quarter of 2009 and $0.059 in the third quarter of 2010.

•	Traffic acquisition costs (TAC) for LookSmart’s Ad Network decreased to 58.2% from 67.3% in the fourth quarter of 2009, and increased from 56.9% in the third quarter of 2010.

Restructuring Plan

On January 7, 2011, the Board of Directors of the Company approved a plan of termination that resulted in a reduction in its workforce of approximately 20 full-time positions, or approximately 35%. The Company will record $0.9 million in pre-tax restructuring charges in the first quarter of 2011. The cash payments associated with the restructuring liability are expected to be paid through the third quarter of 2011.

Conference Call

LookSmart will host a conference call today at 5:00 p.m. ET to discuss its fourth quarter 2010 financial results. Participating on the call will be Dr. Jean-Yves Dexmier, Executive Chairman and Chief Executive Officer and Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer. To listen to the call from the US, dial 1-877-407-0789; from outside the US, dial 1-201-689-8562. A telephonic replay of the call will be available until Tuesday, February 22, 2011, 11:59 pm ET. To access the replay from the US, dial 1-877-870-5176 and enter passcode 365851; from outside the US, dial 1-858-384-5517 and enter passcode 365851. The call will also be available live by webcast on LookSmart’s Investor Relations website at http://investor.shareholder.com/looksmart/.

About LookSmart, Ltd.

LookSmart is an online search advertising network solutions company that provides performance solutions for online search advertisers and online publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising and contextual search advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

GAAP to Non-GAAP Reconciliation

We provide a reconciliation of GAAP net income (loss) to non-GAAP net income (loss) below:

GAAP to Non-GAAP Reconciliation

	Three Months Ended
(000’s)	December 31, 2010 (unaudited)	September 30, 2010 (unaudited)	December 31, 2009 (unaudited)
GAAP Net income (loss)	$122	$718	$(935)
Add: Stock based compensation from continuing operations	125	222	226
Subtract: Income from discontinued operations	(91)	(89)	(93)
Add: Impairment charges	—	—	100

Non-GAAP net income (loss)	$156	$851	$(702)

	Year Ended December 31,
(000’s)	2010	2009
GAAP Net income (loss)	$975	$(6,202)
Add: Stock based compensation from continuing operations	679	1,617
Subtract: Income from discontinued operations	(358)	(464)
Add: Impairment charges	—	280

Non-GAAP net income (loss)	$1,296	$(4,769)

Use of Non-GAAP Measures

Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. LookSmart provides “non-GAAP net income (loss),” which is a non-GAAP financial measure. Non-GAAP net income (loss) consists of net income (loss) before (a) income from discontinued operations; (b) share-based compensation expense; and (c) impairment charges.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company’s operations that the Company believes, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides useful information regarding factors and trends affecting the Company’s business and results of operations.

For the non-GAAP financial measure non-GAAP net income (loss), the adjustment provides management with information about LookSmart’s operating performance that enables comparison of its operating financial results in different reporting periods. Additionally, our management uses non-GAAP net income (loss) as a supplemental measure in the evaluation of our business, and believes that non-GAAP net income (loss) provides visibility into our ability to meet our future capital expenditures and working capital requirements.

This non-GAAP financial measure is used in addition to, and in conjunction with, results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company’s consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, in particular stock based compensation expense, and exclusion of these items from the Company’s non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our business prospects. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that our continued efforts to control expenses may not be successful, that our efforts to increase revenue and improve gross margin may not succeed, that we may not be able to sustain profitability, that we may not succeed in lowering traffic acquisition costs; that our efforts to increase traffic quality may not be successful; that we may be unable to gain or maintain customer acceptance of our publisher solutions or ad backfill products, that existing and potential customers for our products may opt to work with, or favor the products of, others due to more favorable products or pricing terms, that we may be limited in our ability or unable to retain and grow our ad and customer base, and that we may be limited in our ability to, or be unable to, enhance our products or our network of distribution partners. Additional risks that could cause actual results to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

SOURCE: LookSmart, Ltd.

Bill O’Kelly, Senior Vice President Operations and Chief Financial Officer

415-348-7208

bo’kelly@looksmart.net

ICR, Inc.

John Mills, Senior Managing Director

310-954-1100

john.mills@icrinc.com

LOOKSMART, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$22,119	$22,933
Short-term investments	3,250	4,780

Total cash, cash equivalents and short-term investments	25,369	27,713
Trade accounts receivable, net	3,267	3,990
Prepaid expenses and other current assets	680	847

Total current assets	29,316	32,550
Long-term investments	1,577	—
Property and equipment, net	3,082	3,717
Capitalized software and other assets, net	1,750	2,080

Total assets	$35,725	$38,347

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$2,503	$2,918
Accrued liabilities	2,615	5,477
Deferred revenue and customer deposits	1,004	1,113
Current portion of capital lease obligations	1,048	1,272

Total current liabilities	7,170	10,780
Capital lease and other obligations, net of current portion	902	1,646

Total liabilities	8,072	12,426

Commitment and contingencies
Stockholders’ equity:
Common stock	17	17
Additional paid-in capital	261,740	260,981
Accumulated other comprehensive gain	1	3
Accumulated deficit	(234,105)	(235,080)

Total stockholders’ equity	27,653	25,921

Total liabilities and stockholders’ equity	$35,725	$38,347

LOOKSMART, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenue	$9,901	$12,756	$47,479	$51,776
Cost of revenue	5,947	8,605	28,832	33,351

Gross profit	3,954	4,151	18,647	18,425

Operating expenses:
Sales and marketing	948	1,304	4,331	5,617
Product development and technical operations	1,941	2,314	9,039	9,831
General and administrative	1,022	1,612	4,635	9,056
Restructuring charge	—	—	—	536
Impairment charge	—	100	—	280

Total operating expenses	3,911	5,330	18,005	25,320

Income (loss) from operations	43	(1,179)	642	(6,895)
Non-operating income (loss), net	(12)	(27)	(20)	59

Income (loss) from continuing operations before income taxes	31	(1,206)	622	(6,836)
Income tax (expense) benefit	—	178	(5)	170

Income (loss) from continuing operations	31	(1,028)	617	(6,666)
Income from discontinued operations, net of tax	91	93	358	464

Net income (loss)	$122	$(935)	$975	$(6,202)

Net income (loss) per share - Basic and Diluted
Income (loss) from continuing operations	$—	$(0.06)	$0.04	$(0.39)
Income from discontinued operations, net of tax	0.01	0.01	0.02	0.03

Net income (loss) per share - Basic and Diluted	$0.01	$(0.05)	$0.06	$(0.36)

Weighted average shares outstanding used in computing basic net income (loss) per share	17,221	17,132	17,179	17,108

Weighted average shares outstanding used in computing diluted net income (loss) per share	17,345	17,132	17,236	17,108